Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Bentley Pharmaceuticals, Inc. and subsidiaries on Form S-8 of our report dated March 4, 2004 appearing in the Annual Report on Form 10-K of Bentley Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2003.



/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 4, 2004